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                                                                    EXHIBIT 99.1

SALTON RETAINS ERNST & YOUNG CORPORATE FINANCE LLC TO ADVISE ON RESTRUCTURING ACTIVITIES

         RESTRUCTURING ACTIVITIES ALREADY UNDERWAY

LAKE FOREST, Ill., May 13 -- Salton, Inc. (NYSE: SFP) announced today that it has retained Ernst & Young Corporate Finance, LLC ("EYCF"), a provider of investment banking services to companies and an affiliate of Ernst & Young LLP, as its financial advisor in connection with its recently announced restructuring. The Company previously announced that it plans to reduce annual domestic operating expenses by a minimum of $40 million through a reduction in domestic operating costs and through consolidation of U.S. operations. EYCF will also help the Company with its cost reduction initiatives and in its negotiations with senior lenders. The restructuring activities are already underway.

"As we said in our earnings announcement and conference call, we are determined to return our U.S. operations to profitability," said Leonhard Dreimann, Chief Executive Officer. "We have already begun to identify cost-cutting areas and are confident that these initiatives will result in a U.S. expense base that will allow us to be profitable in the U.S. with our current level of revenue. In the interim, we continue to have adequate liquidity to run our operations."

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, home decor and personal care products. Our product mix includes a broad range of small kitchen and home appliances, tabletop products, time products, lighting products, picture frames and personal care and wellness products. We sell our products under our portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). The company believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with customer base and focused outsourcing strategy.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's ability to realize the benefits we expect from our U.S. restructuring plan; the Company's continued compliance with the terms of its forbearance agreement and amendment to its senior secured revolving credit facility; the Company's ability to amend certain financial covenants in its senior secured revolving credit facility and/or obtain extension(s) of the forbearance period beyond June 10, 2004; the Company's ability to secure additional sources of funds that it may require, including, if necessary, the refinancing of its senior secured revolving credit facility; the Company's substantial indebtedness and restrictive covenants in the Company's debt instruments; the Company's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development,

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introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.

Salton, Inc.

David Mulder, 847-803-4600

or

CEOcast, Inc.

Investor Relations

Ken Sgro, 212-732-4300